Exhibit 99
NEWS RELEASE

April 28, 2011

For Release:	Immediately
Contact:	Investors:	Stacey A. Renner, (845) 486-5730
	News Media:	Denise D. VanBuren, (845) 471-8323

CH Energy Group Reports First-Quarter Earnings

(Poughkeepsie, NY) CH Energy Group, Inc. (NYSE:CHG) today reported first-quarter earnings of $1.08 per share, 22 cents per share lower than the same period of the prior year, when earnings totaled $1.30 per share.

    “Higher expenses associated with restoration of electric and natural gas service during an unusually harsh winter, accelerated tree trimming, and a partial disallowance of deferred costs from a prior period had significant impacts on our first-quarter results.  Normalized for those unique items, first-quarter earnings per share would have totaled $1.31, an increase of 1 cent per share as compared to the first three months of 2010,” said Chairman of the Board, President and C.E.O. Steven V. Lant.

    “Despite lower first-quarter earnings per share, we expect our core earnings per share for the calendar year in 2011 will be higher than those of 2010, even after excluding the one-time impairment charges that we took last year,” he said.

    CH Energy Group released the following quarterly results by business unit:

Central Hudson Gas & Electric Corporation

    Central Hudson posted first-quarter earnings of 79 cents per share, as compared to $1.04 during the first quarter of 2010. The most significant drivers of the 25-cent difference were accelerated tree trimming expenses during 2011, (12 cents) per share; higher expenses associated with restoring service after electric and natural gas emergencies, (12 cents) per share, including the one-time accounting impact of a regulatory decision regarding expenses associated with February 2010 snowstorms; higher taxes, (8 cents) per share; and higher depreciation, (3 cents) per share. These unfavorable variables were somewhat offset by higher delivery revenues of 10 cents per share and higher carrying charges of 3 cents per share.

    Lant explained that Central Hudson’s dampened results were not unexpected, in that increased amounts of tree trimming, in particular, had been advanced into the first quarter in order to take advantage of contracted savings opportunities and work conditions. He also noted that both the $2.1 million of incremental costs associated with a March ice storm and a decision by the New York State Public Service Commission to disallow the recovery of certain expenses associated with February 2010 snowstorms had a 3-cents-per-share one-time, negative impact on the quarter.

Griffith Energy Services

    Griffith Energy Services posted earnings of 28 cents per share during the first quarter, up 2 cents per share from the 26 cents per share reported for the first three months of last year. Higher margins and reduced expenses more than offset reduced volumes.

    “We are very encouraged by the progress we are making at Griffith in our ‘tuck-in’ acquisition efforts, as well as the trends that we are seeing in customer loyalty and service profitability,” said Lant. “All in all, we’re pleased with the changes we’ve made at Griffith in the last few years, and we believe in the underlying performance capability of this unit.”

Other Businesses and Investments

    CH Energy Group’s other businesses and investments contributed 1 cent in earnings, a 1-cent improvement in performance from the first quarter of 2010.

    “We are in the process of executing a change in strategic direction, announced late in 2010, to transition toward becoming exclusively an energy delivery company,” said Lant. “We are progressing on the divestiture of our renewable energy assets, and as a result incurred 4 cents of expense associated with divestiture activity during the first quarter. We’re confident that this change in direction will be in the best interest of shareholders in the long term.”

About CH Energy Group, Inc.: CH Energy Group, Inc. is predominantly a regulated transmission and distribution utility, headquartered in Poughkeepsie, NY. Central Hudson Gas & Electric Corporation serves approximately 300,000 electric and about 74,000 natural gas customers in eight counties of New York State’s Mid-Hudson River Valley, delivering natural gas and electricity in a 2,600-square-mile service territory that extends north from the suburbs of metropolitan New York City to the Capital District at Albany.  CH Energy Group also operates Central Hudson Enterprises Corporation (CHEC), a non-regulated subsidiary composed primarily of Griffith Energy Services, which supplies energy products and services to approximately 57,000 customers in the Mid Atlantic Region, as well as several renewable energy investments.

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Conference Call:  Mr. Lant will conduct a conference call with investors to review financial results at 2:00 p.m. (ET) today, April 28, 2011. Dial-in: 1-800-288-8960; Conference Name “CH Energy Group.” Supplemental materials will be posted to the Company’s Web site at www.CHEnergyGroup.com to assist participants in following the Conference Call presentation.  A digitized replay of the call will be available from 4:30 p.m. (ET) on April 28, 2011, until 11:59 p.m. on May 5, 2011, by dialing 1-800-475-6701 and entering access code 200772. In addition, the call will be webcast live in listen-only mode and available for replay for approximately 30 days within the Investor Relations section of the Company’s Web site at www.CHEnergyGroup.com

Forward-Looking Statements –
Statements included in this news release  and any documents incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Exchange Act.  Forward-looking statements may be identified by words including “anticipates,” “intends,” “estimates,” “believes,” “projects,” “expects,” “plans,” “assumes,” “seeks,” and similar expressions.  Forward-looking statements including, without limitation, those relating to CH Energy Group’s and Central Hudson’s future business prospects, revenues, proceeds, working capital, investment valuations, liquidity, income, and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time-to-time in the forward-looking statements.  Those factors include, but are not limited to: deviations from normal seasonal weather and storm activity; fuel prices; plant capacity factors; energy supply and demand; potential future acquisitions; the ability of the Company to divest non-core assets at acceptable prices within expected time frames, legislative, regulatory, and competitive developments; interest rates; access to capital; market risks; electric and natural gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs including future market prices for energy, capacity, and ancillary services; the success of strategies to satisfy electricity, natural gas, fuel oil, and propane requirements; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism.  CH Energy Group and Central Hudson undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

CH ENERGY GROUP, INC.
CONSOLIDATED BALANCE SHEET

	March 31,	December 31,
	2011 (1)	2010 (2)
ASSETS	(Thousands of Dollars)

UTILITY PLANT
Utility Plant	$1,411,855	$1,397,874
Less: Accumulated depreciation	384,841	395,776

	1,027,014	1,002,098
Construction work in progress	50,588	52,607

Net Utility Plant	1,077,602	1,054,705

OTHER PROPERTY AND PLANT - NET	63,524	68,313

CURRENT ASSETS
Cash and cash equivalents	35,939	29,420
Accounts receivable from customers - net	126,427	99,402
Fuel, materials and supplies	17,925	25,447
Fair value of derivative instruments	108	146
Regulatory assets	41,763	96,491
Special deposits and prepayments	27,069	25,671
Assets held for sale	8,653	-
Accumulated deferred income tax	17,492	-
Other	21,553	24,239

	296,929	300,816

DEFERRED CHARGES AND OTHER ASSETS	296,319	305,441

TOTAL	$1,734,374	$1,729,275

CAPITALIZATION and LIABILITIES

CAPITALIZATION
Common Shareholders' Equity(3)	$537,226	$537,632
Non-controlling interest	172	172
Preferred Stock of subsidiary	21,027	21,027
Long-term debt	466,960	502,959

	1,025,385	1,061,790

CURRENT LIABILITIES
Current maturities of long-term debt	36,941	941
Notes payable	16,500	-
Accounts payable	44,960	57,059
Accrued interest	7,632	6,398
Dividends payable	8,678	8,774
Customer advances and deposits	17,635	27,036
Regulatory liabilities	17,379	18,596
Fair value of derivative instruments	9,626	13,183
Liabilities held for sale	321	-
Accumulated deferred income tax	-	6,052
Other	26,413	32,507

	186,085	170,546

DEFERRED CREDITS AND OTHER LIABILITIES	304,607	302,341

ACCUMULATED DEFERRED INCOME TAX	218,297	194,598

TOTAL	$1,734,374	$1,729,275

(1)	Unaudited

(2)	Subject to explanations contained in the Annual Report on Form 10-K of the Company to the SEC for the Year ended December 31, 2010.

(3)	Shares outstanding at March 31, 2011 = 15,620,765. Shares outstanding at December 31, 2010 = 15,799,262.

CH ENERGY GROUP, INC.
CONSOLIDATED STATEMENT OF INCOME

	(Unaudited)
	For the Three Months Ended
	March 31,
	2011	2010
	(Thousands of Dollars)
Operating Revenues
Electric	$154,570	$145,962
Natural Gas	75,482	69,087
Competitive business subsidiaries:
Petroleum products	92,632	80,160
Other	5,960	4,764
Total Operating Revenues	328,644	299,973

Operating Expenses
Operation:
Purchased electricity and fuel used in electric generation	70,268	66,875
Purchased natural gas	41,798	37,648
Purchased petroleum	75,766	62,771
Other expenses of operation - regulated activities	69,254	57,703
Other expenses of operation - competitive business subsidiaries	12,891	13,314
Depreciation and amortization	10,716	9,690
Taxes, other than income tax	13,280	10,804
Total Operating Expenses	293,973	258,805

Operating Income	34,671	41,168

Other Income and Deductions
Income from unconsolidated affiliates	464	234
Interest on regulatory assets and other interest income	1,879	1,127
Regulatory adjustments for interest costs	(383)	(142)
Business development costs	(948)	(303)
Other - net	819	(150)
Total Other Income (Deductions)	1,831	766

Interest Charges
Interest on long-term debt	6,532	5,609
Interest on regulatory liabilities and other interest	1,690	1,699
Total Interest Charges	8,222	7,308

Income before income taxes, non-controlling interest and preferred dividends of subsidiary	28,280	34,626

Income taxes	10,902	14,062

Net Income from Continuing Operations	17,378	20,564

Discontinued Operations
(Loss) Income from discontinued operations before tax	(442)	122
Income tax benefit from discontinued operations	(253)	(29)
Net (Loss) Income from Discontinued Operations	(189)	151

Net Income	17,189	20,715

Net (loss) income attributable to non-controlling interest:
Non-controlling interest in subsidiary	-	35
Dividends declared on Preferred Stock of subsidiary	242	242

Net income attributable to CH Energy Group	16,947	20,438

Dividends declared on Common Stock	8,427	8,539

Change in Retained Earnings	$8,520	$11,899

Average number of common stock shares outstanding
Basic:	15,645	15,778
Diluted:	15,838	15,936

Income from continuing operations attributable to CH Energy Group common shareholders
Earnings per share - Basic:	$1.09	$1.29
Earnings per share - Diluted:	$1.08	$1.27

(Loss) Income from discontinued operations attributable to CH Energy Group common shareholders
Earnings per share - Basic:	$(0.01)	$0.01
Earnings per share - Diluted:	$(0.01)	$0.01

Amounts attributable to CH Energy Group common shareholders:
Earnings per share - Basic:	$1.08	$1.30
Earnings per share - Diluted:	$1.07	$1.28

Dividends Declared Per Share	$0.54	$0.54

CH ENERGY GROUP, INC.
EARNINGS PER  SHARE BY SEGMENT

The chart below presents the change in earnings of CH Energy Group’s business units in terms of earnings for each share of CH Energy Group’s Common Stock.  Management believes this presentation is useful because it shows the relative contribution of the various business units to CH Energy Group's earnings.

Consolidated CH Energy Group	Three Months Ended
	March 31,
	2011 (1)	2010 (1)
Central Hudson - Electric	$0.39	$0.58
Central Hudson - Natural Gas	0.40	0.46

Griffith	0.28	0.26

Other Businesses and Investments	0.01	-

Consolidated Earnings per Share (basic), as reported	$1.08	$1.30

Consolidated Earnings per Share (diluted), as reported	$1.07	$1.28

(1) Unaudited

The information above is considered a non-GAAP financial measure.  This information is not an alternative to earnings per share determined on a consolidated basis, which is the most directly comparable GAAP measure.  A reconciliation of each business unit's earnings per share to CH Energy Group's earnings per share, determined on a consolidated basis, is included in the table above.